Exhibit 5.1

Ellen K. McIntosh Corporate Vice President, Associate General Counsel and Corporate Secretary	Baxter International Inc. One Baxter Parkway Deerfield, Illinois 60015-4625

August 15, 2016

Baxter International Inc.

One Baxter Parkway

Deerfield, Illinois 60015

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

I am Corporate Vice President, Associate General Counsel and Corporate Secretary of Baxter International Inc., a Delaware corporation (the “Company”), and have advised the Company in connection with the Registration Statement on Form S-3 (Registration No. 333-207810) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to which the offer and sale of $400,000,000 aggregate principal amount of the Company’s 1.700% Senior Notes due 2021, $750,000,000 aggregate principal amount of the Company’s 2.600% Senior Notes due 2026 and $450,000,000 aggregate principal amount of the Company’s 3.500% Senior Notes due 2046 (collectively the “Notes”) were registered. The Notes are to be issued under the Indenture, dated as of August 8, 2006 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association), as trustee (the “Trustee”), and the Tenth Supplemental Indenture (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), dated as of August 15, 2016, between the Company and the Trustee.

In rendering the opinions set forth below, I, or attorneys acting under my supervision, have examined and relied upon such agreements, documents, instruments, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company as I have deemed necessary or appropriate for the purposes of this opinion.

In such examination, I, or attorneys acting under my supervision, have assumed the legal capacity and competency of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. With respect to executed documents, I, or attorneys acting under my supervision, have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that I, or attorneys acting under my supervision, did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials. I have also assumed that the Supplemental Indenture has been duly authorized, executed and delivered by the Trustee.

Based on the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is my opinion that the Notes will be valid and binding obligations of the Company, entitled to the benefits of the Indenture, and enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, at such time as: (a) the Notes have been duly executed, issued and delivered by the Company and authenticated by the Trustee pursuant to the terms of the Indenture and (b) duly purchased and paid for by the underwriters in accordance with the terms of the Underwriting Agreement dated August 10, 2016.

I hereby consent to the reference to myself under the caption “Legal Matters” in the prospectus forming part of the Registration Statement and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. By giving this consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations promulgated thereunder.

Sincerely,

/s/ Ellen K. McIntosh